WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR FISCAL FIRST QUARTER ENDED DECEMBER 31, 2023
Financial Highlights
•Double-Digit Growth in Revenue and Adjusted OIBDA as both Recorded Music and Music Publishing Deliver Highest Quarterly Revenue in Company History
•Recorded Music Results Bolstered by an Acceleration in Subscription and Ad-Supported Streaming
•Music Publishing Momentum Continues with Fifth Consecutive Quarter of Increasing Revenue Growth
•Robust Operating Cash Flow Conversion of 65% of Adjusted OIBDA
•Launched Plan to Achieve $200 million in Annual Savings to be Reinvested into Growth Opportunities
For the three months ended December 31, 2023
•Total revenue increased 17%, or 16% in constant currency
•Net income was $193 million versus $124 million in the prior-year quarter
•Operating income increased 34% to $354 million versus $265 million in the prior-year quarter
•Adjusted OIBDA increased 35% to $451 million versus $335 million in the prior-year quarter or 33% in constant currency
•Cash provided by operating activities increased 40% to $293 million versus $209 million in the prior-year quarter

NEW YORK, New York, February 7, 2024—Warner Music Group Corp. today announced its first-quarter financial results for the period ended December 31, 2023.

"These results reflect the impact of our chart-topping artists, hit-making songwriters, iconic catalog, and laser focus on execution by all our teams," said Robert Kyncl, CEO, Warner Music Group. "As we deliver our plan to accelerate our growth, we are becoming more efficient, increasing operating leverage, and freeing up more funds to invest in music and tech, which in turn will drive further sustainable growth."

"Our strong Q1 results reflect double-digit revenue and Adjusted OIBDA growth, as well as robust operating cash flow conversion," said Bryan Castellani, CFO, Warner Music Group. "The strength and resilience of our business was highlighted by an acceleration in Recorded Music streaming growth and continued momentum in Music Publishing, which saw its fifth consecutive quarter of increasing revenue growth. With a healthy and growing music ecosystem as our backdrop, we’re intensifying our focus on the highest-return opportunities while creating efficiencies across our business.”

Total WMG

Total WMG Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022	% Change
	(unaudited)	(unaudited)
Revenue	$1,748	$1,488	17%
Recorded Music revenue	1,445	1,239	17%
Music Publishing revenue	304	250	22%
Operating income	354	265	34%
Adjusted OIBDA(1)	451	335	35%
Net income	193	124	56%
Net cash provided by operating activities	293	209	40%
Free Cash Flow	264	188	40%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Revenue was up 17.5% (or 15.9% in constant currency). As disclosed previously, the quarter included $68 million from a licensing agreement extension for an artist’s catalog (the “Licensing Extension”) in Recorded Music licensing revenue and the impact of the termination of the distribution agreement with BMG (the “BMG Termination”) in Recorded Music digital revenue, which resulted in $13 million less revenue compared to the prior-year quarter. Additionally, the quarter included $27 million of incremental revenue from a renewal with one of the Company’s digital partners that resulted in upfront revenue recognition in the quarter (the “Digital License Renewal”) in Recorded Music streaming revenue. Excluding the Licensing Extension, the BMG Termination and the Digital License Renewal, total revenue was up 12.1% (or 10.6% in constant currency).

Digital revenue increased 16.0% (or 15.1% in constant currency) and streaming revenue increased 16.6% (or 15.9% in constant currency). Recorded Music streaming revenue increased 13.7% (or 13.1% in constant currency), which includes $27 million from the Digital License Renewal, partially offset by $12 million from the BMG Termination. Adjusted for the Digital License Renewal and the BMG Termination, Recorded Music streaming revenue was up 12.0% (or 11.4% in constant currency). Music Publishing streaming revenue increased 32.2% (or 30.4% in constant currency). Revenue increases in the quarter were also driven by growth in Recorded Music licensing and physical revenue and Music Publishing performance revenue, partially offset by a decline in Recorded Music artist services and expanded-rights revenue.

Operating income increased 33.6% (or 32.1% in constant currency) from $265 million to $354 million primarily due to the factors affecting Adjusted OIBDA discussed below, as well as lower amortization expenses due to certain intangible assets becoming fully amortized, partially offset by a $24 million quarter-over-quarter decrease in net gain on divestitures, higher depreciation expenses due to capital spending and $7 million of incremental expenses related to transformation initiatives and other related costs.

Adjusted OIBDA increased 34.6% from $335 million to $451 million (or 33.0% in constant currency) and Adjusted OIBDA margin increased 3.3 percentage points to 25.8% from 22.5% in the prior-year quarter (the same in constant currency) primarily due to the $67 million impact of the Licensing Extension and the $10 million impact of the Digital License Renewal. The Adjusted OIBDA impact from the BMG Termination was immaterial in the quarter. Excluding the impact from the Licensing Extension and the Digital License Renewal, Adjusted OIBDA increased 11.7% (or 10.4% in constant currency) and Adjusted OIBDA margin decreased 0.1 percentage point from 22.7% to 22.6%, but remained flat on a constant currency basis primarily due to strong operating performance and $12 million of savings from the previously announced restructuring plan (the “Restructuring Plan”) of which a portion has been reinvested in the Company’s business, partially offset by $11 million of incremental investment in technology in the quarter, and the unfavorable impact of exchange rates.

Net income was $193 million compared to $124 million in the prior-year quarter. The increase in net income was primarily due to the factors described above, the impact of exchange rates on the Company’s Euro-denominated debt resulting in a loss of $39 million in the quarter compared to a loss of $68 million in the prior-year quarter, partially offset by an increase in income tax expense due to higher pre-tax income and an increase in interest expense primarily due to increased costs on the Company’s variable rate debt.

Basic and Diluted earnings per share were $0.30 for both the Class A and Class B shareholders due to the net income attributable to the Company in the quarter of $193 million.

As of December 31, 2023, the Company reported a cash balance of $754 million, total debt of $4.004 billion and net debt (defined as total debt, net of deferred financing costs, premiums and discounts, minus cash and equivalents) of $3.250 billion.

Cash provided by operating activities increased 40% to $293 million from $209 million in the prior-year quarter. The increase was largely a result of strong operating performance and other movements within working capital. Capital expenditures increased 38% to $29 million from $21 million in the prior-year quarter, mainly due to increased investment in technology. Free Cash Flow, as defined below, increased 40% to $264 million from $188 million in the prior-year quarter.

Recorded Music

Recorded Music Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022	% Change
	(unaudited)	(unaudited)
Revenue	$1,445	$1,239	17%
Operating income	374	283	32%
Adjusted OIBDA(1)	412	299	38%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Recorded Music Revenue
(dollars in millions)

	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022	For the Three Months Ended December 31, 2022
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
Digital	$908	$803	$808
Physical	154	133	136
Total Digital and Physical	1,062	936	944
Artist services and expanded-rights	204	206	212
Licensing	179	97	99
Total Recorded Music	$1,445	$1,239	$1,255

Recorded Music revenue was up 16.6% (or 15.1% in constant currency) driven by growth in digital, licensing and physical revenue. Excluding the Licensing Extension, the BMG Termination and the Digital License Renewal, Recorded Music revenue increased 10.1% (or 8.7% in constant currency). Digital revenue was up 13.1% (or 12.4% in constant currency) and streaming revenue was up 13.7% (or 13.1% in constant currency). Adjusted for the Digital License Renewal ($27 million) and the impact of the BMG Termination ($12 million), Recorded Music streaming revenue was up 12.0% (or 11.4% in constant currency). Streaming revenue reflects growth in subscription of 15.2% (or 14.4% in constant currency) and growth in ad-supported of 10.0% (the same in constant currency), which includes the impact of the TikTok renewal executed in Q4 2023. Adjusted for the Digital License Renewal and the BMG Termination, subscription revenue increased 12.8% (or 12.0% in constant currency). Licensing revenue increased 84.5% (or 80.8% in constant currency), primarily due to $68 million from the Licensing Extension and the timing of new licensing deals primarily in the U.S. Physical revenue was up 15.8% (or 13.2% in constant currency) primarily due to strong releases in the U.S., Japan and the UK. Artist services and expanded-rights revenue decreased 1.0% (or 3.8% in constant currency) primarily due to lower merchandising revenue, partially offset by higher concert promotion revenue in France and Japan. Major sellers included Zach Bryan, Ed Sheeran, Bruno Mars, and the Barbie soundtrack album.

Recorded Music operating income was $374 million, up from $283 million in the prior-year quarter and operating margin was up 3.1 percentage points to 25.9% versus 22.8% in the prior-year quarter. The increase in operating income was primarily due to the same factors affecting Adjusted OIBDA discussed below, as well as lower amortization expense due to certain intangible assets becoming fully amortized, partially offset by a $24 million quarter-over-quarter decrease in net gain on divestitures and higher non-cash stock-based compensation expense in the quarter of $5 million.

Adjusted OIBDA increased 37.8% from $299 million to $412 million (or 36.4% in constant currency) with Adjusted OIBDA margin up 4.4 percentage points to 28.5% from 24.1% in the prior-year quarter (the same in constant currency). The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily driven by $67 million from the Licensing Extension and $10 million from the Digital License Renewal. Excluding the Licensing Extension and the Digital License Renewal, Adjusted OIBDA increased 12.1% (or 11.0% in constant currency) and Adjusted OIBDA margin increased 0.5 percentage points to 24.8% from 24.3% in the prior-year quarter (the same in constant currency) primarily due to strong operating performance and $12 million of savings from the Restructuring Plan of which a portion has been reinvested in the Company’s business, partially offset by revenue mix and the unfavorable impact of exchange rates.

Music Publishing

Music Publishing Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022	% Change
	(unaudited)	(unaudited)
Revenue	$304	$250	22%
Operating income	63	49	29%
Adjusted OIBDA(1)	86	72	19%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Music Publishing Revenue
(dollars in millions)

	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022	For the Three Months Ended December 31, 2022
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
Performance	$51	$45	$46
Digital	196	149	151
Mechanical	15	14	15
Synchronization	39	39	39
Other	3	3	3
Total Music Publishing	$304	$250	$254

Music Publishing revenue increased 21.6% (or 19.7% in constant currency). The increase was driven by growth in digital and performance revenue. Digital revenue increased 31.5% (or 29.8% in constant currency) and streaming revenue increased 32.2% (or 30.4% in constant currency), reflecting the continued growth in streaming and the impact of digital deal renewals. Performance revenue increased due to strong artist touring activity in Europe. Mechanical revenue increased on an as-reported basis, but remained flat in constant currency. Synchronization revenue was flat on both an as-reported basis and in constant currency, primarily due to lower commercial licensing activity in the U.S., offset by the timing of legal settlements.

Music Publishing operating income was $63 million compared to $49 million in the prior-year quarter and operating margin increased 1.1 percentage points to 20.7%. The increase in operating income was primarily driven by the same factors affecting Adjusted OIBDA discussed below.

Music Publishing Adjusted OIBDA increased 19.4% to $86 million (or 17.8% in constant currency) and Adjusted OIBDA margin decreased 0.5 percentage points to 28.3% from 28.8% in the prior-year quarter (or decreased 0.4 percentage points to 28.3% from 28.7% in constant currency). The increase in Adjusted OIBDA was primarily driven by increased revenue, however the decrease in Adjusted OIBDA margin was primarily due to the unfavorable impact of exchange rates.

Financial details for the quarter can be found in the Company’s current Quarterly Report on Form 10-Q for the period ended December 31, 2023, which will be filed tomorrow morning, February 8, 2024, with the Securities and Exchange Commission.

Tomorrow morning, February 8, 2024, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group
With a legacy extending back over 200 years, Warner Music Group today is home to an unparalleled family of creative artists, songwriters, and companies that are moving culture across the globe. At the core of WMG’s Recorded Music division are four of the most iconic companies in history: Atlantic, Elektra, Parlophone and Warner Records. They are joined by renowned labels such as TenThousand Projects, 300 Entertainment, Asylum, Big Beat, Canvasback, East West, Erato, FFRR, Fueled by Ramen, Nonesuch, Reprise, Rhino, Roadrunner, Sire, Spinnin’ Records, Warner Classics and Warner Music Nashville. Warner Chappell Music - which traces its origins back to the founding of Chappell & Company in 1811 - is one of the world's leading music publishers, with a catalog of more than one million copyrights spanning every musical genre from the standards of the Great American Songbook to the biggest hits of the 21st century.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995
This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management's expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution for material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email address through the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Basis of Presentation
Effective for the 2023 fiscal year, the Company’s fiscal year was modified from a 52-53-week calendar, in which reporting periods ended on the last Friday of the calendar quarter, to a reporting calendar in which the reporting periods end on the last day of the calendar quarter. The Company’s fiscal year now begins on October 1 and ends on September 30 each year.

Figure 1. Warner Music Group Corp. - Condensed Consolidated Statements of Operations, Three Months Ended December 31, 2023 versus December 31, 2022
(dollars in millions)

	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022	% Change
	(unaudited)	(unaudited)
Revenue	$1,748	$1,488	17%
Cost and expenses:
Cost of revenue	(880)	(761)	16%
Selling, general and administrative expenses	(476)	(440)	8%
Amortization expense	(55)	(63)	-13%
Total costs and expenses	$(1,411)	$(1,264)	12%
Net gain on divestiture	17	41	-59%
Operating income	$354	$265	34%
Interest expense, net	(39)	(32)	22%
Other expense, net	(50)	(61)	-18%
Income before income taxes	$265	$172	54%
Income tax expense	(72)	(48)	50%
Net income	$193	$124	56%
Less: Income attributable to noncontrolling interest	(34)	(2)	—%
Net income attributable to Warner Music Group Corp.	$159	$122	30%

Net income per share attributable to common stockholders:
Class A – Basic and Diluted	$0.30	$0.23
Class B – Basic and Diluted	$0.30	$0.23

Figure 2. Warner Music Group Corp. - Condensed Consolidated Balance Sheets at December 31, 2023 versus September 30, 2023
(dollars in millions)

	December 31, 2023	September 30, 2023	% Change
	(unaudited)
Assets
Current assets:
Cash and equivalents	$754	$641	18%
Accounts receivable, net	1,195	1,120	7%
Inventories	106	126	-16%
Royalty advances expected to be recouped within one year	453	413	10%
Prepaid and other current assets	108	102	6%
Total current assets	$2,616	$2,402	9%
Royalty advances expected to be recouped after one year	755	688	10%
Property, plant and equipment, net	466	458	2%
Operating lease right-of-use assets, net	242	245	-1%
Goodwill	2,015	1,993	1%
Intangible assets subject to amortization, net	2,390	2,353	2%
Intangible assets not subject to amortization	151	149	1%
Deferred tax assets, net	31	32	-3%
Other assets	325	225	44%
Total assets	$8,991	$8,545	5%
Liabilities and Equity
Current liabilities:
Accounts payable	$246	$300	-18%
Accrued royalties	2,460	2,219	11%
Accrued liabilities	538	533	1%
Accrued interest	29	18	61%
Operating lease liabilities, current	43	41	5%
Deferred revenue	305	371	-18%
Other current liabilities	124	57	—%
Total current liabilities	$3,745	$3,539	6%
Long-term debt	4,004	3,964	1%
Operating lease liabilities, noncurrent	249	255	-2%
Deferred tax liabilities, net	223	216	3%
Other noncurrent liabilities	154	141	9%
Total liabilities	$8,375	$8,115	3%
Equity:
Class A common stock	$—	$—	—%
Class B common stock	1	1	—%
Additional paid-in capital	2,039	2,015	1%
Accumulated deficit	(1,317)	(1,387)	-5%
Accumulated other comprehensive loss, net	(260)	(322)	-19%
Total Warner Music Group Corp. equity	$463	$307	51%
Noncontrolling interest	153	123	24%
Total equity	616	430	43%
Total liabilities and equity	$8,991	$8,545	5%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three Months Ended December 31, 2023 versus December 31, 2022
(dollars in millions)

	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022
	(unaudited)	(unaudited)
Net cash provided by operating activities	$293	$209
Net cash used in investing activities	(92)	(10)
Net cash used in financing activities	(93)	(70)
Effect of foreign currency exchange rates on cash and equivalents	5	7
Net increase in cash and equivalents	$113	$136

Figure 4. Warner Music Group Corp. - Digital Revenue Summary, Three Months Ended December 31, 2023 versus December 31, 2022
(dollars in millions)

	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022	% Change
	(unaudited)	(unaudited)
Recorded Music
Subscription	$644	$559	15%
Ad-Supported	243	221	10%
Streaming	$887	$780	14%
Downloads and Other Digital	21	23	-9%
Total Recorded Music Digital Revenue	$908	$803	13%

Music Publishing
Streaming	$193	$146	32%
Downloads and Other Digital	3	3	—%
Total Music Publishing Digital Revenue	$196	$149	32%

Consolidated
Streaming	$1,080	$926	17%
Downloads and Other Digital	24	26	-8%
Intersegment Eliminations	—	—	—%
Total Digital Revenue	$1,104	$952	16%

Supplemental Disclosures Regarding Non-GAAP Financial Measures
We evaluate our operating performance based on several factors, including the following non-GAAP financial measure:

Adjusted OIBDA
We evaluate our operating performance based on several factors, including our primary financial measure of operating income (loss) before non-cash depreciation of tangible assets and non-cash amortization of intangible assets adjusted to exclude the impact of non-cash stock-based compensation and other related expenses and certain items that affect comparability including but not limited to gains or losses on divestitures and expenses related to restructuring and transformation initiatives (“Adjusted OIBDA”). We consider Adjusted OIBDA to be an important indicator of the operational strengths and performance of our businesses. However, a limitation of the use of Adjusted OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Accordingly, Adjusted OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) attributable to Warner Music Group Corp. and other measures of financial performance reported in accordance with United States generally accepted accounting principles (“U.S. GAAP”). In addition, our definition of Adjusted OIBDA may differ from similarly titled measures used by other companies.

Figure 5. Warner Music Group Corp. - Reconciliation of Net Income to Adjusted OIBDA, Three Months Ended December 31, 2023 versus December 31, 2022
(dollars in millions)

	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022	% Change
	(unaudited)	(unaudited)
Net income attributable to Warner Music Group Corp.	$159	$122	30%
Income attributable to noncontrolling interest	34	2	—%
Net income	$193	$124	56%
Income tax expense	72	48	50%
Income including income taxes	$265	$172	54%
Other expense, net	50	61	-18%
Interest expense, net	39	32	22%
Operating income	$354	$265	34%
Amortization expense	55	63	-13%
Depreciation expense	26	21	24%
OIBDA	$435	$349	25%
Transformation initiatives and other related costs	19	12	58%
Gain on divestitures	(17)	(41)	-59%
Non-cash stock-based compensation and other related costs	14	15	-7%
Adjusted OIBDA	$451	$335	35%

Operating income margin	20.3%	17.8%
Adjusted OIBDA margin	25.8%	22.5%

Figure 6. Warner Music Group Corp. - Reconciliation of Segment Operating Income to Adjusted OIBDA, Three Months Ended December 31, 2023 versus December 31, 2022
(dollars in millions)

	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022	% Change
	(unaudited)	(unaudited)
Total WMG operating income – GAAP	$354	$265	34%
Depreciation and amortization expense	(81)	(84)	-4%
Total WMG OIBDA	$435	$349	25%
Transformation initiatives and other related costs	19	12	58%
Gain on divestitures	(17)	(41)	-59%
Non-cash stock-based compensation and other related costs	14	15	-7%
Total WMG Adjusted OIBDA	$451	$335	35%
Total WMG Adjusted OIBDA margin	25.8%	22.5%

Recorded Music operating income – GAAP	$374	$283	32%
Depreciation and amortization expense	(47)	(54)	-13%
Recorded Music OIBDA	$421	$337	25%
Gain on divestitures	$(17)	$(41)	-59%
Non-cash stock-based compensation and other related costs	$8	$3	—%
Recorded Music Adjusted OIBDA	$412	$299	38%
Recorded Music Adjusted OIBDA margin	28.5%	24.1%

Music Publishing operating income – GAAP	$63	$49	29%
Depreciation and amortization expense	(22)	(23)	-4%
Music Publishing OIBDA	$85	$72	18%
Non-cash stock-based compensation and other related costs	$1	$—	—%
Music Publishing Adjusted OIBDA	$86	$72	19%
Music Publishing Adjusted OIBDA margin	28.3%	28.8%

Constant Currency
As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of revenue and Adjusted OIBDA on a constant-currency basis in addition to reported results helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares revenue and Adjusted OIBDA between periods as if exchange rates had remained constant period over period. We use revenue and Adjusted OIBDA on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency by calculating prior-year revenue and Adjusted OIBDA using current-year foreign currency exchange rates. Revenue and Adjusted OIBDA on a constant-currency basis should be considered in addition to, not as a substitute for, revenue and Adjusted OIBDA reported in accordance with U.S. GAAP. Revenue and Adjusted OIBDA on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with U.S. GAAP.

Figure 7. Warner Music Group Corp. - Revenue by Geography and Segment, Three Months Ended December 31, 2023 versus December 31, 2022 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022	For the Three Months Ended December 31, 2022	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
U.S. revenue
Recorded Music	$627	$539	$539	16%
Music Publishing	172	133	133	29%
International revenue
Recorded Music	818	700	716	14%
Music Publishing	132	117	121	9%
Intersegment eliminations	(1)	(1)	(1)	—%
Total Revenue	$1,748	$1,488	$1,508	16%

Revenue by Segment:
Recorded Music
Digital	$908	$803	$808	12%
Physical	154	133	136	13%
Total Digital and Physical	1,062	936	944	13%
Artist services and expanded-rights	204	206	212	(4)%
Licensing	179	97	99	81%
Total Recorded Music	1,445	1,239	1,255	15%
Music Publishing
Performance	51	45	46	11%
Digital	196	149	151	30%
Mechanical	15	14	15	—%
Synchronization	39	39	39	—%
Other	3	3	3	—%
Total Music Publishing	304	250	254	20%
Intersegment eliminations	(1)	(1)	(1)	—%
Total Revenue	$1,748	$1,488	$1,508	16%

Total Digital Revenue	$1,104	$952	$959	15%

Figure 8. Warner Music Group Corp. - Adjusted OIBDA by Segment, Three Months Ended December 31, 2023 versus December 31, 2022 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022	For the Three Months Ended December 31, 2022	Change %
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total WMG Adjusted OIBDA	$451	$335	$339	33.0%
Adjusted OIBDA margin	25.8%	22.5%	22.5%

Recorded Music Adjusted OIBDA	$412	$299	$302	36.4%
Recorded Music Adjusted OIBDA margin	28.5%	24.1%	24.1%

Music Publishing Adjusted OIBDA	$86	$72	$73	17.8%
Music Publishing Adjusted OIBDA margin	28.3%	28.8%	28.7%

Free Cash Flow
Our definition of Free Cash Flow is defined as cash flow provided by operating activities less capital expenditures. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to fund our debt service requirements, ongoing working capital requirements, capital expenditure requirements, strategic acquisitions and investments, and any dividends, prepayments of debt or repurchases or retirement of our outstanding debt or notes in open market purchases, privately negotiated purchases, any repurchases of our common stock or otherwise. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method management uses.

Free Cash Flow is not a measure of performance calculated in accordance with U.S. GAAP and therefore it should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because Free Cash Flow deducts capital expenditures from “net cash provided by operating activities” (the most directly comparable U.S. GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under U.S. GAAP, which is “net cash provided by operating activities.”

Figure 9. Warner Music Group Corp. - Calculation of Free Cash Flow, Three Months Ended December 31, 2023 versus December 31, 2022
(dollars in millions)

	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022
	(unaudited)	(unaudited)
Net cash provided by operating activities	$293	$209
Less: Capital expenditures	29	21

Free Cash Flow	$264	$188

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Media Contact:	Investor Contact:
James Steven	Kareem Chin
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